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                                                                    EXHIBIT 99.3


ORGANIC(SM)

FOR IMMEDIATE RELEASE

MEDIA CONTACT
Pamela Gentry
Gentry Communications, LLC
(415) 332-2081, ext. 302
pam@gentrycommunications.com

            SENECA INVESTMENTS LLC PROPOSES TO ACQUIRE ORGANIC, INC.

SAN FRANCISCO, SEPTEMBER 18, 2001 -- Organic, Inc. (Nasdaq: OGNC) announced today that it has received a proposal from Seneca Investments LLC to acquire for $0.33 per share those Organic shares not already owned or under contract to be purchased by Seneca. "The proposal will be reviewed by a special committee of Organic's Board of Directors," said Mark Kingdon, CEO of Organic.

Seneca's proposal is subject to the following conditions:

     - Participation in the transaction by the holders of at least half of the Organic shares not currently owned or under contract to be purchased by Seneca

     - The closing of Seneca's purchase of the additional shares from Organic's majority stockholder pursuant to the agreement described below

     - Documentation satisfactory to Seneca of relevant changes relating to Organic's San Francisco office lease, previously agreed to in principle by Organic and its landlord

     - The absence of any material defaults by Organic with respect to any of its material contracts and

     -    Other customary conditions.

There can be no assurance that the proposal made by Seneca will proceed.

Seneca Investments LLC owns 22.2% of Organic's shares and entered into an agreement today with the company's majority stockholder to acquire an additional 58.7% of Organic's outstanding shares. The purchase price for the shares acquired from Organic's majority stockholder will be based on an earn-out formula under which a


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payment of $5.9 million would be made at closing, with an additional $10.0 million to be subsequently paid if certain conditions are met. Seneca has the option not to make the $10.0 million additional payment and instead adjust the earn-out formula if Seneca has not acquired at least 90% of Organic's outstanding shares within a year of the purchase of shares from Organic's majority stockholder. Further amounts would become payable under the earn-out formula only if there are substantial improvements in Organic's results of operations through December 31, 2006. The price Seneca has proposed to pay for shares not held by Organic's majority stockholders would consist solely of the $0.33 per share amount and would not include any earn-out feature.

ABOUT SENECA INVESTMENTS LLC

Seneca Investments LLC is an e-services holding company.

ABOUT ORGANIC, INC.

Organic, Inc. (Nasdaq: OGNC) is a technology-enabled marketing partner to Global 1000 companies in the automotive, financial services, retail and consumer products and entertainment, media and communications sectors that has performed award-winning work for DaimlerChrysler, Washington Mutual and Target Corp. Other industry leading clients include Domino's Pizza, British Telecommunications plc, General Electric Financial Assurance Holdings, Inc. and PlayStation.com (America), Inc. In the Internet professional services industry, Organic (www.organic.com) has a history as an innovator. Having developed a number of Web sites that were the first in category, Organic also created Yahoo!'s user interface and logo, and contributed to the development of Apache, the leading Web serving application. Founded in 1993, Organic is headquartered in San Francisco with offices in the U.S., Canada, Europe and Latin America.

ORGANIC is a service mark or registered service mark of Organic, Inc. or its subsidiaries in the United States and other countries. Other trademarks and service marks referenced are marks of their respective owners.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

This release contains, in addition to historical information, forward-looking statements, concerning the following topics: the consummation of the purchase and sale of a majority of the company's stock by third parties, the renegotiation of the Company's lease agreement with its landlord covering its San Francisco office space, the acquisition of remaining outstanding shares of the Company's common stock by Seneca Investments LLC, the terms and conditions pursuant to which Seneca Investments LLC would acquire such shares and the price per share at which such acquisition would be made. Forward-looking statements are subject by their nature to risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements. Risks and uncertainties include but are not limited to those related to the parties' ability to meet the closing conditions set forth in the stock purchase agreement between Seneca Investments LLC and the Company's majority stockholder, the Company's ability to renegotiate its lease agreement with respect to its San Francisco office space, the ability of the special committee of the Company's board of directors to negotiate acceptable terms under which the Company's outstanding common stock would be acquired, general economic conditions, uncertainties arising from the events that occurred in the United States on September 11, 2001 and other factors described

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from time to time in the Company's reports filed with the Securities and
Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. All forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date of this release. The Company disclaims any obligation to update such statements in the future.



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